Exhibit 10.1

FOURTH AMENDED AND RESTATED

MEMBRANE MANUFACTURE AND SUPPLY AGREEMENT

This Fourth Amended and Restated Membrane Manufacture and Supply Agreement (this “Agreement”) is entered into effective as of January 10, 2011 (the “Effective Date”), between Millipore Corporation (“Millipore”), a Massachusetts corporation with its principal place of business at 290 Concord Road, Billerica, MA 01821, and Entegris, Inc. (“Entegris”), a Delaware corporation with its principal place of business at 3500 Lyman Boulevard, Chaska, MN 55318.

RECITALS

1. The Parties entered into a Third Amended and Restated Membrane Manufacture and Supply Agreement dated as of October 13, 2009 (the “Old Agreement”) which among other things provided for the manufacture and supply of certain membranes that are used by and incorporated into products of both Millipore and Entegris, so as to appropriately ensure both Millipore and Entegris a continuing supply of such membranes.

2. The Old Agreement addressed Entegris’ plans to move its operations out of Millipore’s facility in an orderly manner. Both Parties desire to adjust the timing and related matters of such move and to coordinate such move without disruption to the mutual supply relationship between them.

3. Accordingly, the Parties wish to amend and restate certain provisions of the Old Agreement and to cancel and replace the Old Agreement as of the Effective Date with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms shall have the meanings assigned to them below whenever they are used in this Agreement including the Exhibits and Annexes hereto. Terms defined elsewhere in this Agreement shall have the meaning ascribed thereto at the location of their definition. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa.

“Affiliated Company” of one of the parties shall mean any entity that controls, is controlled by, or is under common control with such party. As used herein, “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

“Confidential Information” shall have the meaning set forth in Section 13.1 hereof.

“Entegris Core Business” shall mean: (i) the IC MANUFACTURING INDUSTRY including companies that manufacture integrated circuits, semiconductors, semiconductor chips and other microelectronics components, flat panel displays, solar cells and fiber optic cables, optical coatings, coated optical lenses and coated optical fibers; (ii) the IC OEM EQUIP & MATERIALS MFG. INDUSTRY including companies that manufacture equipment for the fabrication and processing of semiconductors and integrated circuits for sale to companies in the IC Manufacturing Industry as well as companies that integrate a number of components into subsystems sold to OEM equipment manufacturers for incorporation into semiconductor fabrication equipment, as well as companies that manufacture, process and supply liquids, gases, conductive materials and other advanced materials to the IC Manufacturing Industry and which provide products and systems to purify, monitor and control atmospheric conditions in clean room manufacturing environments of the IC Manufacturing Industry; and (iii) the IC RESEARCH LABORATORY INDUSTRY including university, governmental and commercial laboratories and research operations that research and/or develop innovations in the structure and composition of integrated circuits, the processes and materials used to manufacture integrated circuits and new forms of integrated circuits.

“Entegris Equipment” shall have the meaning set forth in Section 3.1.1 hereof.

“Entegris Permitted Persons” shall have the meaning set forth in Exhibit B.

“Equipment” shall mean the Entegris Equipment and the Millipore Equipment collectively.

“Facility Term” shall mean the period commencing on the Effective Date and ending on March 31, 2014, or until this Agreement is terminated early in accordance with Section 6.2.

“Flat Sheet UPE Membranes” shall mean rollstock UPE Membranes typically less than 300 microns in sheet thickness including both phobic and philic Membranes as produced at the Premises pursuant to the Old Agreement immediately prior to the Effective Date, or as modified as provided in this Agreement.

“Information” shall mean business information, technical information and data, know-how, research information and data, formulae and other information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011 client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Lease” shall mean the lease of the Premises as set forth in Section 2 hereof and in the Lease terms set forth in Exhibit B hereto.

“Machines” shall have the meaning set forth in Section 7.1 hereof.

“Machine Hourly Rates” shall have them meaning set forth in Section 7.1. hereof.

“Membranes” shall mean UPE Membranes as well as any other membranes or materials that the parties may hereafter agree to add to this definition of Membranes.

“Millipore Core Business” shall mean: (i) the BIOPHARM INDUSTRY including pharmaceutical/biotechnology and genetic engineering companies as well as manufacturers of cosmetics, medical devices, diagnostic products and clinical analytical products; (ii) the LAB & LIFE SCIENCE RESEARCH INDUSTRY including government, university and private research and testing analytical laboratories for proteomic, genomic, microbiological and similar research and analysis as well as for environmental research and analysis; and (iii) the FOOD & BEVERAGE INDUSTRY including companies that manufacture or process foods and beverages including dairy products, beer, wine, juice and soft drink manufacturers and bottled water companies.

“Millipore Equipment” shall have the meaning set forth in Section 3.1.2 hereof.

“New Entegris Facility” shall mean the facility at a location chosen by Entegris on property not owned by Millipore to which Entegris will relocate all of its manufacturing operations from the Premises.

“Original Contract Date” shall mean March 31, 2001.

“Other Flat Sheet UPE Membranes” shall mean Flat Sheet UPE Membranes other than Treated Flat Sheet UPE Membranes. Other Flat Sheet UPE Membranes include, as of the Effective Date, those Membranes listed under the heading “Other Flat Sheet UPE Membranes” in Exhibit A hereto.

“Other UPE Membranes” shall mean all UPE Membranes other than Treated Flat Sheet UPE Membranes.

“Other UPE Products” shall mean devices or other products which include Other UPE Membranes as a material or component.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

“PFA Hollow Fiber Membranes” shall mean tubular PFA membranes having an outer diameter in the range of 500-1000 mm and an inner diameter of 100-500 mm.

“Premises” shall have the meaning set forth in Exhibit B.

“Releases” shall mean any purchase orders or other documents of purchase that Millipore may place with Entegris for UPE Membranes.

“Rent” shall have the meaning set forth in Exhibit B.

“Subsidiary” of one of the parties shall mean any entity that is controlled by such party. As used herein, “control” of an entity means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Supplement” shall mean the schedule of supplemental terms and conditions specifying detailed provisions to implement the contractual commitments set forth in this Agreement relating to membrane manufacturing operations and membrane manufacturing process improvements which is attached to this Agreement as Exhibit C.

“Supplied Party” shall mean a party to this Agreement that orders certain Membranes pursuant to this Agreement and to whom such Membranes are sold.

“Supplying Party” shall mean a party to this Agreement that manufactures certain Membranes ordered by the other party pursuant to this Agreement and that sells such Membranes to the other party.

“Term” or “Term of this Agreement” shall mean the effective period of this Agreement as set forth in Section 6 hereof.

“Treated Entegris Membranes” shall mean Treated Flat Sheet UPE Membranes and Treated Other Entegris Membranes.

“Treated Entegris Products” shall mean devices or other products which include Treated Entegris Membranes as a material or component.

“Treated Other Entegris Membranes” shall mean those Entegris membranes that are chemically treated using Millipore’s VMF4 Line or using Millipore’s patented VMF4 technology, including, as of the Effective Date, those membranes listed under the heading “Treated Other Entegris Membranes” in Exhibit A hereto.

“Treated Flat Sheet UPE Membranes” shall mean Flat Sheet UPE Membranes that are chemically treated using Millipore’s VMF4 Line or using Millipore’s patented VMF4 technology, including, as of the Effective Date, those Membranes listed under the heading “Treated Flat Sheet UPE Membranes” in Exhibit A hereto.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

“UPE Membranes” shall mean microporous membranes produced from an ultrahigh molecular weight polyethylene material by a melt cast process, as produced pursuant to the Old Agreement at the Premises immediately prior to the Effective Date, or as modified as provided in this Agreement.

“UPE Products” shall mean devices or other products which include UPE Membranes as a material or component.

1A.	TRANSITION OF MANUFACTURING

1A.1 Move. The parties have agreed that Entegris will move its membrane manufacturing operations currently conducted in the Premises to the New Entegris Facility in an orderly manner (the “Move”) during the Facility Term.

1A.2 Timing; Notice. Entegris will not move any equipment or operations sooner than March 2012. Entegris will provide to Millipore written notice (the “Move Notice” of the date on which Entegris plans to commence the Move (the “Move Date”), which Move Notice will be delivered no later than one year prior to the Move Date, but no later than February 28, 2013. Subject to the achievement of required safety stocks as described in Section 5.7, Entegris will complete the Move and have vacated the Premises no later than the end of the Facility Term. Promptly after initial delivery of the Move Notice, Entegris will prepare a detailed move schedule and provide it to Millipore. The parties will review and update the schedule during the Facility Term on a monthly basis as the Move approaches and then progresses. Millipore will supply its requirements for feasibility and qualification rolls in coordination with the schedule.

1A.3 Coordination. The parties will work together in good faith to facilitate such Move to minimize disruptions and costs to both parties.

1A.4 Qualification. Prior to the reduction or cessation of production of Membranes at the Premises, Entegris may establish its own new UPE annealing capability at the New Entegris Facility. Millipore will use its commercially reasonable efforts, in conjunction with Entegris, to qualify the Entegris’ manufacturing process at the New Entegris Facility to enable the supply of qualified Membranes. Entegris will provide to Millipore in parallel with such qualification a reasonable quantity of rolls of UPE Membrane necessary for Millipore to conduct feasibility and qualification testing. All such feasibility and evaluation rolls provided to Millipore by Entegris will meet all existing Entegris specifications as agreed by the parties. If, despite each party’s commercially reasonable efforts, Millipore is unable to qualify the Entegris UPE annealing line, Millipore reserves the right to perform the annealing process itself. In such

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011 circumstances, Entegris shall provide to Millipore a sufficient quantity of extracted gel rolls, at appropriately adjusted prices, to enable Millipore to produce sufficient finished product to meet Entegris’ obligations for such finished product.

1A.5 No Supply Disruption. Notwithstanding the Move, Entegris will at all times during the Term of this Agreement continue to meet its supply obligations to Millipore under this Agreement of any Membranes from a manufacturing process qualified by Millipore. It is the expectation of the parties that Entegris will produce Membranes from both facilities initially, noting that for some process operations duplicate equipment does not exist, and, after the Facility Term, if the New Entegris Facility and its processes are qualified by Millipore, solely from the New Entegris Facility.

1A.6 No VMF4 Disruption. Notwithstanding the Move, Millipore will at all times during the Term of this Agreement continue to meet its obligations to Entegris under this Agreement to provide hydrophilization of any Membranes on its VMF4 Line (or MML line if approved by Entegris).

1A.7 Costs. Entegris will bear all costs of dismantling, packaging, freight, shipping, installation, testing and requalification of all Entegris Equipment to be removed from the Premises.

1A.8 Transfer to New Annealing Line. If Entegris’ new UPE annealing process can be qualified successfully by Millipore as provided above, then after such qualification Millipore shall have Millipore membrane processed by Entegris on the new Entegris annealing machine with pricing based on the costs associated with the new machine and forego any payment for existing Film I Annealing machine hours from Entegris. Prior to any successful qualification of such new process to Millipore’s reasonable satisfaction, Millipore shall have Millipore membrane continue to be processed on the existing Film I annealing machine at the Premises with Entegris continuing to be charged the same rates and pricing then in effect. Any such shifting of production shall not result in a termination of the Agreement, which may be only be terminated in accordance with its terms.

2.	LEASE OF THE PREMISES

In order to enable Entegris to manufacture UPE Membranes, including Treated Flat Sheet UPE Membranes and Other Flat Sheet UPE Membranes, and Treated Other Entegris Membranes in the same production areas at Millipore’s facility at 80 Ashby Road, Bedford MA. and/or such additional, reduced or substituted areas all as described in greater detail in Exhibit B hereto, and with the same processes as such UPE Membranes and Treated Other Entegris Membranes were manufactured prior to the Effective Date (both (i) for its own use and sale and for its sale of UPE Products and (ii) for supply of Flat Sheet UPE Membranes to Millipore as provided in this Agreement), Millipore and Entegris agree to the arrangements regarding Entegris’ use of the Premises as are set forth in Exhibit B hereto for the duration of the Facility Term.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

3.	OWNERSHIP AND USE OF THE EQUIPMENT

3.1.	Ownership. For purposes of clarification, the parties acknowledge and agree that:

3.1.1.	All right, title and interest in and to the following major equipment currently used in the manufacture of UPE Membranes and/or Treated Other Entegris Membranes, now exists with, and is solely owned by Entegris (collectively, the “Entegris Equipment”):

Item#	Description	Current Location	Quantity

1.	Slurry Mixing Vessels	Bldg C – Mix Room	2

2.	Extrusion Line & support equipment (cranes, vents etc.)	Bldg D – 101	1

3.	NZE Extractors & support equipment (scales, vents etc.)	Bldg C – 103	2

4.	Release/Testing Equipment (porosimeter, flow stands, VBP stands, digital dimension equipment)	Bldg D-101	1

5.	Monomer Chemical Mixing Vessel (for philic Flat Sheet UPE Membranes)	Bldg C-Mix Room	1

6.	MSR Batch Extractors & support equipment (cranes, LS-15, etc.)	Bldg D-101	3

7.	Release/Testing Equipment (flow stands, VBP stands, digital dimension equipment)	Bldg F-Cell 5	1

8.	CUPE Mix/recirculation Pumps	Bldg C-Mix Room	2

9.	NZE Chiller Loop (~100 Tons)	Bldg C-Roof	1

10.	Oil Mist Collector (and duct/hood)	Bldg D-101	1

11.	7 Ton Edwards Chiller	Bldg D-outside	1

12.	Tiyoda-Serec Extractor	Bldg F-Cell 5	1

13.	Tiyoda-Serec Ext 42 Ton Chiller	Bldg C-roof	1

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

3.1.2.	All right, title and interest in and to any equipment other than the Entegris Equipment used in the manufacture of UPE Membranes and/or Treated Other Entegris Membranes, including the following equipment currently used in such manufacture (collectively, the “Millipore Equipment”) is solely owned by Millipore:

Item#	Description	Current Location	Quantity

1.	Slurry Mix Stations; Control Modules 1-3	Bldg C -105	3

2.	Film 1 Annealing Line	Bldg. C-123	1

3.	VMF 4 Line (chemical modification)	Bldg. C-124	1

4.	Testing: Flow, Wet Time, Stability	Bldg. C-124	various

5.	Monomer Chemical Mixing Stations 4-6	Bldg. C-105	3

3.2.	Use of Millipore Equipment and Support. At all times during the Facility Term, Millipore shall provide Entegris with access to and use of the Millipore Equipment, each as necessary for use in the manufacture of UPE Membranes or Treated Other Entegris Membranes in accordance with Article I of the Supplement. Entegris shall pay Millipore Machine Hourly Rates as set forth in Section 7.1 below with respect to the use of the Millipore Equipment. At all times during the Term of this Agreement Millipore will provide a reasonable level of operational assistance and general technical support assistance in resolving technical problems in UPE Membrane manufacture occurring at the Premises in accordance with Article I of the Supplement. Millipore shall be responsible for maintaining the Millipore Equipment in its current operational capability, and Entegris shall be responsible for maintaining the Entegris Equipment in its current operational capability and condition, in each case as specified in Article I of the Supplement, unless the parties agree in writing during the Term of this Agreement to alter such maintenance responsibilities. To the extent Millipore provides extraordinary services to Entegris, such services will be charged in accordance with the rate structure specified in Section 7.3 of the Agreement.

4.	MANUFACTURE OF MEMBRANES

4.1.	Membrane Manufacturing Operations. Millipore and Entegris agree that Membrane manufacturing operations during the Term of this Agreement shall be carried out in accordance with this Section 4 and with Article I of the Supplement.

4.2.

Guaranteed Capacity. 4.2.1. At all times during the Term of this Agreement, Millipore agrees to have VMF4 Line capacity sufficient to handle projected philic Membrane volumes hereunder of up to 280,000 feet (~800 hours) per quarter. If necessary and at Millipore’s discretion, this capacity can be accomplished by either moving Millipore products (i.e. products other than the Membranes covered by this Agreement) to

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

Millipore’s MML hydrophilization equipment or by moving philic Membranes covered by this Agreement to the MML hydrophilization equipment if mutually agreed upon with cost impact to be agreed upon in advance and provided that Membranes made on the MML hydrophilization equipment can be qualified successfully by Entegris.

4.2.2.	At all times during the Facility Term, Millipore agrees to have (i) Film 1 Annealing Line processing capacity sufficient to handle projected phobic Membrane volumes hereunder of up to 3,200,000 feet (~1400 hours) per year, and (ii) mix capacity sufficient to handle up to four (4) mixes of 400 pounds each on any days on which Entegris is running its extrusion process on the Premises.

4.2.3.	At all times during the Facility Term, Entegris agrees to generally schedule operations in alignment with Millipore’s plan for shutdown periods and holidays. However, it is acknowledged and agreed that there will be times of high demand during the Facility Term where Entegris will be required to run the Entegris Equipment during these times. In such cases, Millipore and Entegris will mutually agree on a plan allowing for high utilization of the Entegris Equipment.

4.2.4.	Subject to any new or changed restrictions imposed by the applicable air emission permit(s), Entegris agrees to have sufficient capacity, across all relevant process steps, to meet Millipore’s projected demand for phobic UPE Membranes that meet agreed specifications and qualification in an amount of guaranteed capacity per each calendar quarter during the Term of this Agreement of 300,000 feet. Through mutual written agreement, this guaranteed capacity level can be reduced to 200,000 feet for a mutually agreed upon time period should Millipore’s firm and forecasted releases warrant.

4.2.5	The parties agree to commence good faith discussions in the first calendar half of 2012 regarding the possibility of continuing Entegris’ access to Millipore’s VMF4 Line capacity beyond the Term of this Agreement on terms and conditions mutually acceptable to both parties, if any.

4.3.	Capacity Expansion. Membrane manufacturing capacity will be reviewed in accordance with a mutually agreed upon schedule during the Term of this Agreement, but no less often than annually. Entegris shall be responsible to review and report on the capacity of the Entegris Equipment and Millipore shall be responsible to review and report on the capacity of the Millipore Equipment. The results of these reviews will be discussed and documented for reference and to provide a basis for capacity expansion, as may be appropriate and agreed by the parties.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

4.4.	Manufacturing Process Improvements. Millipore and Entegris agree to implement mutually agreeable Membrane manufacturing process improvements.

4.5.	End of Term Arrangements for Millipore. Following the expiration or earlier termination of the Term of this Agreement, Millipore desires the full capabilities to manufacture (or have manufactured) UPE Membranes for its and its Affiliated Companies’ use and sale, and for its and its Affiliated Companies’ use in manufacturing (or having manufactured) UPE Products for sale. Accordingly, to facilitate Millipore’s manufacture of UPE Membranes following the Term of this Agreement:

4.5.1	(i) Entegris agrees in the event that Entegris during the Term of this Agreement acquires and has installed at the Premises new equipment in replacement of the existing Extrusion Line, or otherwise determines during the Term of this Agreement, in its sole discretion, that the Extrusion Line and/or one NZE Extractor are surplus and are to be disposed of, then Entegris agrees to grant Millipore an option to purchase, prior to or at the termination of this Agreement, at their then current book values and at such other reasonable terms as the parties may agree, such surplus Extrusion Line and/or NZE Extractor. Upon consummation of any such sale transaction, Entegris agrees to leave in their then current locations at the Premises, the subject Extrusion Line and/or NZE Extractor, as the case may be. Entegris agrees to notify Millipore as to whether it is granting Millipore such an option, at least eighteen (18) months prior to the termination of this Agreement; and

4.5.2	In the event that the parties consummate a sale of any equipment deemed to be surplus by Entegris as specified above, Entegris agrees to provide Millipore with the know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of such equipment, or otherwise necessary or useful for Millipore to be able to continue the UPE Membrane manufacturing process immediately upon the termination of this Agreement, so as to be able to make or have made UPE Membrane in the same process and of the same quality as made and supplied under this Agreement. All Entegris transition assistance time shall be charged to Millipore at the rates per person-hour calculated in accordance with Section 7.3 below.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

4.6.	End of Term Arrangements for Entegris.

To facilitate Entegris’ manufacture of UPE Membranes and Treated Entegris Membranes at a different location following the expiration or earlier termination of this Agreement:

4.6.1.	Entegris shall remove and transport, at its own expense, the Entegris Equipment (subject to the consummation of any sale pursuant to any option to purchase certain items of such Entegris Equipment as specifically set forth in Subsection 4.5.1 above) from the Premises to a location of its choice within one-hundred eighty (180) days following such expiration or early termination. Entegris shall use its best efforts to avoid or minimize damage to the Premises or to any other part of Millipore’s 80 Ashby Road facility from such removal, and shall promptly reimburse Millipore for its reasonable and actual costs of repairing any damage to the extent caused by Entegris or its agents or representatives in the process of removing the Entegris Equipment from the Premises or any other parts of such facility;

4.6.2.	Millipore shall provide Entegris with know-how (including copies of all pertinent documentation) and a reasonable amount of transition assistance relating to the design, specifications, functionality, operation and maintenance of the Millipore Equipment, such that Entegris can make or have made, and operate and maintain, equipment substantially equivalent or comparable to the Millipore Equipment, or successfully outsource the functions performed by the Millipore Equipment, in the manufacture of UPE Membranes and Treated Other Entegris Membranes. All Millipore transition assistance shall be charged to Entegris at the rates per person-hour calculated in accordance with Section 7.3 below; and

4.6.3	Millipore agrees in the event that it determines during the Term of this Agreement, in its sole discretion, that the VMF4 Line and/or the Film 1 Line are surplus and are to be disposed of, then Millipore agrees to grant Entegris an option to purchase, prior to or at the termination of this Agreement, at their then current book values and at such other reasonable terms as the parties may agree, such surplus VMF4 Line and/or the Film 1 Line. Upon consummation of any such sale transaction, Entegris shall remove and transport, at its own expense, any such purchased surplus equipment from the Premises to a location of its choice within one-hundred eighty (180) days following such expiration or early termination. Entegris shall use its best efforts to avoid or minimize damage to the Premises or to any other part of Millipore’s 80 Ashby Road facility from such removal, and shall promptly reimburse Millipore for its reasonable and actual costs of repairing any damage to the extent caused by Entegris or its agents or representatives in the process of removing such purchased surplus equipment from the Premises or any other parts of such facility. Millipore agrees to notify Entegris as to whether it is granting Entegris such an option, at least eighteen (18) months prior to the termination of this Agreement

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

4.7.	Joint Know-How. In the event that any know-how results from or is developed in the course of the manufacture of UPE Membranes or Treated Other Entegris Membranes in the Premises during the Facility Term of this Agreement (including the use of Millipore Equipment in such manufacture), whether by employees of Millipore, employees of Entegris or jointly, such know-how shall be jointly owned by Entegris and Millipore. Millipore shall have rights to use such know-how in all fields other than the Entegris Core Business, and Entegris shall have rights to use such know-how in all fields other than the Millipore Core Business.

4.8.	Additional Membranes. Entegris shall have the right to add other membranes to the list and definition of “UPE Membranes” during the Term of this Agreement, subject to (i) Millipore’s approval (on grounds of safety, compliance with laws, or avoidance of damage to the Millipore Equipment, the Premises or any other parts of Millipore’s 80 Ashby Road facility) of the manufacture of such additional UPE Membranes, which approval shall not be unreasonably withheld or delayed, and (ii) Millipore’s having sufficient space and equipment capacity for such additional manufacture, and (iii) scheduling of use of the Millipore Equipment as shall be negotiated by the parties in good faith.

4.9. Additional Equipment. Subject to Millipore’s prior approval, which approval shall not be unreasonably withheld or delayed, Entegris shall have the right to locate additional equipment within the Premises during the Facility Term to the extent related to the general manufacturing purposes already authorized.

5.	SUPPLY OF MEMBRANES

5.1.	Sale of Membrane. Entegris agrees to sell to Millipore Flat Sheet UPE Membranes, in the amounts contained in Millipore’s Releases, at all times during the Term and, in the event this Agreement is terminated by Entegris pursuant to Section 6.2 (iii), at all times following the Term through and including March 31, 2014 or until any event prior thereto that would have given rise to Entegris’ right to terminate this Agreement pursuant to Section 6.2 (i) or (ii). Except as set forth in Section 5.4 hereof, neither party shall have any minimum or maximum purchase requirements for any or all of such Membranes hereunder, either per order or in the aggregate.

5.2.	Terms of Sale. Unless otherwise agreed by both parties in writing, this Agreement applies to all Releases placed by a Supplied Party with a Supplying Party during the Term. The terms and conditions of this Agreement shall apply to any Release, whether or not this Agreement or its terms and conditions are expressly referenced in the Release. All Membrane shall be tested, inspected and packaged for delivery by the Supplying Party as mutually agreed by the parties.

5.3.

Priority. Unless otherwise agreed by both parties in writing for a specific transaction, no inconsistent or additional term or condition in any Release, or in any acknowledgment, invoice or other document issued by a Supplying Party or its representative in connection with a particular purchase by a Supplied Party, shall be applicable to a transaction within the scope of this Agreement. Both

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011 parties specifically agree that any terms and conditions in any such documents which are in any way inconsistent with this Agreement shall be inapplicable, and the terms of this Agreement shall govern.

5.4.	Forecasts and Releases.

5.4.1	Millipore will provide Entegris with a rolling one-year forecast of its demand for UPE Membranes hereunder, by calendar quarter (a “One-Year Forecast”), which will be updated on a quarterly basis, at least thirty (30) days prior to the start of each calendar quarter. The sub-forecast for the first three (3) months within any One-Year Forecast shall be referred to as a “3 Month Forecast”. Millipore must provide Releases for delivery, during the three (3) months covered by any 3 Month Forecast, of UPE Membranes in at least those quantities set forth in such 3 Month Forecast. Except for such semi binding nature of the 3 Month Forecasts as described more specifically at 5.4.3 below, the One-Year Forecasts will be used for planning purposes only and are not binding. Entegris will ship UPE Membranes so as to arrive on the delivery date set forth in a Release, provided that the delivery date set forth in such Release is not less than thirty (30) days following the date Entegris receives such Release and provided that the quantities set forth in such Release, together with those in all other Releases calling for delivery during the same quarter, are not more than thirty percent (30%) greater than the quantities provided in the applicable 3 Month Forecast. For any Releases calling for quantities more than thirty percent (30%) greater than the quantities provided in such 3 Month Forecast, Entegris shall use commercially reasonable efforts to deliver such quantities within sixty (60) days following the date Entegris receives such release or as soon as practicable thereafter.

5.4.2	Within ten (10) days after receipt of each One Year Forecast, Entegris will provide a non-binding, good faith projection of its UPE Membrane manufacturing volume (broken down between philic and phobic Membranes), by calendar quarter, for the upcoming four calendar quarters. This information will be used by Millipore for budgeting of resources and revenue, and for the determination of budgeted Machine Hourly Rates for purposes of Section 7.1.2.

5.4.3	Millipore’s requirements for membranes for an upcoming quarter shall be submitted to Entegris in the form of a firm forecast before the start of that quarter. Millipore shall be entitled to change the forecast without penalty or other change if the written cancellation notice is received by Entegris prior to the requested membrane lot being extruded. Millipore shall be entitled to increase volume of membrane requested during the quarter by issuing a forecast change in writing and Entegris agrees to make reasonable efforts to accommodate the requested additional volume. Actual purchase orders will be issued following lot completion in order to assure that ordered quantities match quantities available.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

5.5.	Prices; Delivery and Payment Terms. Membrane prices shall be as set forth in Section 7.5 hereof. Payment terms for the sale of Membranes hereunder shall be as set forth in Section 7.6 hereof. Delivery terms for all Membranes will be FOB 80 Ashby Road, Bedford, MA.

5.6	Continuing Supply Discussions. The parties agree to commence good faith discussions in the first calendar half of 2012 regarding the possibility of continuing the supply of some Membranes from Entegris to Millipore beyond the Term of this Agreement on terms and conditions mutually acceptable to both parties, if any.

5.7	Safety Stock.

5.7.1 Each party acknowledges that the generation of a sufficient safety stock of UPE Membrane inventory meeting specifications and produced using a qualified process (the “Safety Stock”) is appropriate. Accordingly, during the Term Millipore will determine routine safety stock levels required and include sufficient membrane quantities in quarterly forecasts to achieve the desired safety stock levels.

5.7.2 Commencing in the calendar quarter immediately following Millipore’s receipt of the Move Notice from Entegris, Millipore will supplement each One-Year Forecast thereafter with an extended forecast of demand which Millipore reasonably believes it will require during the six month period immediately following the Move (“Move Buffer Stock”). Entegris will review such Move Buffer Stock forecast and communicate to Millipore any concerns Entegris may have regarding its ability to produce the requested quantity. The portion of the Move Buffer Stock that has been QA released as finished rollstock will be owned and carried by Millipore. If it is agreed that Entegris will hold some of the Move Buffer Stock as gel rolls, then Entegris will own and carry such inventory until such time as it is converted to acceptable finished rollstock.

5.7.3 Entegris will not commence the Move, including the reduction or cessation of production or the movement of any Entegris Equipment, until the parties have created an inventory of Safety Stock of at least the amount of the Move Buffer Stock. Until commencement of the Move, Entegris will make all commercially reasonable efforts to maintain the Move Buffer Stock at such amount.

5.7.4 The parties agree that production in any calendar quarter in excess of, or below, 200,000 feet shall increment or decrement, respectively, the amount of Safety Stock. In addition, material returns for verified quality issues related to the

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011 portions of the process controlled by Entegris will reduce the amount of Safety Stock, foot for foot. The parties will review the amount of Safety Stock on a monthly basis and will mutually determine the then current level of Safety Stock. The parties acknowledge that the Safety Stock requirements described in this section are exclusively for the benefit of Millipore’s supply needs. Millipore will provide the necessary storage space for any Safety Stock, including the Move Buffer Stock, which storage space shall be outside the then current Premises.

5.7.5 Although fully treated, finished Membrane is preferable, if the parties mutually agree that it is a necessity in order to facilitate the Move, up to fifteen percent (15%) of the Move Buffer Stock may be comprised of gel rolls, which are composed of Flat Sheet UPE Membrane that has not yet been processed through the Annealing Line. Any such gel rolls shall be processed at the Premises when such rolls are actually processed.

6.	TERM AND TERMINATION

6.1.	The effective period of this Agreement (the “Term” or “Term of this Agreement”) shall begin on the Effective Date and continue thereafter until March 31, 2014 or until earlier termination in accordance with Section 6.2. Any Release issued by a Supplied Party before the effective date of termination and in accordance with Section 5.4 hereof shall be fulfilled by the Supplying Party.

6.2.	Either party may terminate this Agreement prior to December 31, 2012 without prejudice to any rights or liabilities accruing up to the date of termination:

(i)	in the event of a material breach by the other party of any of the terms and conditions of this Agreement, by giving the other party written notice of such breach, provided that such breach shall not have been cured within one hundred twenty (120) days following such notice; or,

(ii)	immediately, by written notice thereof, if any of the following events or an event analogous thereto occurs:

a.	an adjudication has been made that the other party is bankrupt or insolvent;

b.	the other party has filed bankruptcy proceedings or has had such proceedings filed against it, except as part of a bona fide scheme for reorganization;

c.	a receiver has been appointed for all or substantially all of the property of the other party;

d.	the other party has assigned or attempted to assign this Agreement for the benefit of its creditors; or

e.	the other party has begun any proceeding for the liquidation or winding up of its business affairs; or,

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

(iii)	at any time for convenience of the terminating party upon twenty-four (24) months prior written notice to the other party.

6.3.	Termination under this Section 6 shall be in addition to and not a substitute for other rights or causes of action of the terminating party.

6.4.	Termination of this Agreement shall not in any way operate so as to impair or destroy any of the rights or remedies of either party, either at law or in equity, nor shall it relieve the parties of their obligations pursuant to Sections 1, 3.1, 4.5, 4.6, 4.7, 6, 8, 9, and 13 through 16 hereof, each of which shall survive the termination or expiration of this Agreement.

7.	PRICES AND PAYMENTS

7.1.	Machine Hourly Rates. The hourly rates (“Machine Hourly Rates”) for use by Entegris of Millipore’s VMF4 Line, Film 1 Annealing Line and Mix Room equipment (the “Machines”), and the invoicing thereof, shall be as set forth in this Section 7.1. Machine usage (including production and research and development usage) shall be calculated in accordance with the formula set forth in Annex 2.

7.1.1.

Machine Hourly Rates. Commencing on the Effective Date, the Machine Hourly Rates set forth in Annex 1, subject to the annual adjustments as set forth below in this Section, shall be applicable from the Effective Date through the end of the period of the Term of this Agreement. The Machine Hourly Rates shall be adjusted annually as of January 1 of each year, beginning in calendar year 2010, to reflect (i) the then most recent August-to-following-August percentage changes, up or down, in the Producer Price Index for the industry group Pharmaceutical Preparation Manufacturing (series identification number PCU325412325412), (ii) any demonstrated increases in Millipore’s costs associated directly with use of the Machines hereunder and which costs are extraordinary, not presently anticipated and not reflected in the Producer Price Index used pursuant to clause (i) above, and (iii) changes to depreciation charges as a result of capital improvements to the Machines for the production of Membranes, as set forth in Section 7.4.2; provided, however, that commencing on January 1, 2009 the Machine Hourly Rates for Millipore’s VMF4 Line will not be subject to such annual changes and will remain at $313.38 per hour through December 31, 2012 after which VMF4 Line hourly rates may be adjusted annually following the same approach used for other machine hourly rates as described above. Machine Hourly Rates to Entegris are independent of Millipore production volumes on the Machines. 7.1.2. Invoicing for Machine Hourly Rates. Millipore shall be entitled to invoice Entegris monthly for Machine usage following the end of each month. The Machine Hourly Rates used for the first two months of each calendar quarter shall be the average Machine Hourly

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

Rates that would apply for the budgeted use of each Machine for such quarter, as calculated by Millipore based on the then most recent projections provided by Entegris pursuant to Section 5.4.2 hereof. The invoice for the third month of each calendar quarter shall be adjusted to effect a “true up” to actual Machine usage by invoicing for the net difference between the Machine Hourly Rate applicable to the actual hourly usage of the Machine in question for the entire quarter multiplied times the actual hours of usage of such Machine for the quarter less the amounts invoiced for usage of such Machine for the first two months of the quarter. This “true up” is so that Entegris effectively pays for all of a quarter’s hours at the Machine Hourly Rates appropriate for those total hours.

7.2.	Occupancy Rates. Commencing on the Effective Date, rates for occupancy and use of the Premises shall be as set forth in Exhibit B.

7.3.	Support Rates. Commencing on the Effective Date, rates for extraordinary Millipore supervisory, operational assistance and technical support (as described in Section 3.2 hereof) that are currently in use by the parties during 2005 shall be applicable from the Effective Date through December 31, 2008. Commencing on January 1, 2009, rates for extraordinary Millipore supervisory, operational assistance and technical support (as described in Section 3.2 hereof) shall be as shown in Annex 1. These rates will be adjusted annually as of January 1 of each year, beginning in calendar year 2010, to reflect (i) the then most recent August-to-following-August percentage changes, up or down, in the Producer Price Index for the industry group Pharmaceutical Preparation Manufacturing (series identification number PCU325412325412) and (ii) any demonstrated increases in Millipore’s costs associated directly with providing such support hereunder and which costs are extraordinary, not presently anticipated and not reflected in the Producer Price Index used pursuant to clause (i) above.

7.4.	Impact of Capital Investment on Prices.

7.4.1.	Entegris shall be responsible for funding required capital improvements to the Entegris Equipment for production of hydrophobic Membranes. Millipore shall be responsible for funding required capital improvements to the Millipore Equipment for production of hydrophilic Membranes. To the extent that capital improvements are required for the Millipore Equipment used in the production of hydrophobic Membranes, responsibility for funding that capital improvement shall be mutually agreed upon in accordance with Section I.1.7 of the Supplement. If one party funds the purchase of additional equipment for use in manufacture of UPE Membranes at the Premises, that equipment shall be owned by the funding party.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

7.4.2.	Changes to depreciation charges as a result of capital improvements to the Equipment for the production of Membranes will be reflected in the appropriate work center rates and would be part of the rate adjustment process set forth in Sections 7.1.2 and 7.3. Millipore and Entegris each agree to inform the other of capital purchases that may eventually affect proposed rate/price changes hereunder no later than the time that purchase orders for such capital purchases are placed.

7.4.3.	Millipore shall have approval authority with respect to any Entegris proposed modifications to VMF 4 equipment for UPE Membrane processing. Millipore agrees that proposed modifications to the VMF4 equipment for non-Entegris UPE Membrane processing that could influence the processing of UPE Membranes on the VMF 4 equipment shall be reviewed with Entegris and shall be subject to mutual agreement.

7.4.4.	Millipore shall have approval authority for any Entegris proposed modifications to Film 1 manufacturing process for UPE Membranes. Financial impact of those modifications would be mutually agreed upon prior to proceeding.

7.4.5.	In the event of a process change to either the Film 1 or VMF4 lines, Millipore shall be responsible for change control management for any impact on Millipore products. Likewise, Entegris would be responsible for change control management for any impact on Entegris products.

7.5.	Membrane Prices.

7.5.1.	Intentionally Omitted.

7.5.2.	Commencing on the Effective Date through December 31, 2009, until adjusted pursuant to Section 7.5.3, prices for Flat Sheet UPE Membranes to Millipore produced at the Premises, together with up to eight (8) rolls produced at the New Entegris Facility that are used to ascertain basic feasibility, shall be at Entegris’ Manufacturing cost plus fifteen percent (15%). For Flat Sheet UPE Membranes produced at the New Entegris Facility (other than the rolls for feasibility evaluation as described and priced above), prices shall as set forth on Annex 3 for the Term of this Agreement. The parties acknowledge that all Flat Sheet UPE Membranes will be produced at the New Entegris Facility after June 30, 2012.

7.5.3.	Entegris has notified Millipore as to the adjusted Manufacturing Cost to be in effect for calendar year 2009 for the Membranes to be supplied by Entegris that will be produced at the Premises and shall make available an “open-book” review of such Manufacturing Cost. Membrane Prices hereunder will be adjusted as of January 1, 2010 to reflect such adjusted Manufacturing Cost. Without limiting the factors involved in determining Manufacturing Cost, the Manufacturing Cost of UPE Membranes shall take into account the budgeted Machine Hourly Rates based on projected annual UPE Membrane manufacturing volume.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

7.6.	Payment of Invoices. All amounts payable by either party to the other pursuant to this Agreement, except for amounts payable as Rent, shall be payable within forty-five (45) days following the later of (i) receipt of ordered Membranes, performance of services or Machine usage, and (ii) receipt of invoice. All payments shall be made in U.S. Dollars. Any late payments shall be subject to interest at a rate of twelve percent (12%) per annum.

8.	NON-COMPETITION

Except as otherwise provided in Article 5 hereof or elsewhere in this Agreement:

8.1.	Millipore agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the Millipore Core Business any UPE Membranes or UPE Products, or (ii) sell any UPE Membranes or UPE Products to any distributor, OEM manufacturer or other third party that has rights to, or that Millipore or any such Affiliated Company has reason to believe will, resell such UPE Membranes or UPE Products outside of the Millipore Core Business or sell other products which include UPE Membranes or UPE Products as materials or components outside of the Millipore Core Business.

8.2.	Entegris agrees that neither it nor any of its Affiliated Companies will (i) sell into the Millipore Core Business any Other UPE Membranes or Other UPE Products, or (ii) sell any Other UPE Membranes or Other UPE Products to any distributor, OEM manufacturer or other third party that has rights to, or that Entegris or any such Affiliated Company has reason to believe will, resell such Other UPE Membranes or Other UPE Products into the Millipore Core Business or sell other products which include Other UPE Membranes or Other UPE Products as materials or components into the Millipore Core Business.

8.3.	Intentionally Omitted.

8.4.	Intentionally Omitted.

8.5.	Entegris agrees that neither it nor any of its Affiliated Companies will (i) sell outside of the Entegris Core Business any Treated Entegris Membranes or Treated Entegris Products, or (ii) sell any Treated Entegris Membranes or Treated Entegris Products to any distributor, OEM manufacturer or other third party that has rights to, or that Entegris or any such Affiliated Company has reason to believe will, resell such Treated Entegris Membranes or Treated Entegris Products outside of the Entegris Core Business or sell other products which include Treated Entegris Membranes or Treated Entegris Products as materials or components outside of the Entegris Core Business.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

8.6.	In the event that either party discovers any distribution arrangements pre-existing the Original Contract Date that would conflict with the provisions of this Agreement, the parties agree that any such pre-existing arrangements shall not constitute a breach hereunder, and they further agree: (i) to use reasonable commercial efforts to cause any such terms of distribution agreements that are inconsistent with the provisions contained herein to be amended so as to be consistent with these provisions, (ii) not to amend any distribution agreements following the date of this Agreement so as to be inconsistent with such provisions, and (iii) not to renew or enter into any distribution agreements or other agreements containing terms inconsistent with the provisions contained herein following the date of this Agreement.

8.7.	It is acknowledged and accepted that either party or its Affiliated Companies may from time to time hereafter unintentionally make sales that would be prohibited in accordance with Sections 8.1 through 8.5 (“Sales Outside Field”). Accordingly, notwithstanding Sections 8.1 through 8.5, each party agrees not to actively market or attempt to make Sales Outside Field, provided that for any Sales Outside Field that are nevertheless made by and known to a party, such party shall, within forty-five (45) days following the end of each calendar year in which such Sales Outside Field were made, provide an accounting of its Gross Margins on such Sales Outside Field during such calendar year (such accounting to include the total amount of such Sales Outside Field, the total Gross Margins on such Sales Outside Field, and detail regarding the customers to which such Sales Outside Field were made) and payment of the amount of such Gross Margins to the other party. Other than such accountings, neither party shall be liable for any commission, payment, remittance, accrual or obligation or incur any other liability to the other party with respect to any such Sales Outside Field. For purposes of this Section, “Gross Margins” on a party’s Sales Outside Field shall mean the sale price, net of discounts and other sales deductions, of a Membrane or product sold Outside Field, less such party’s fully burdened manufacturing cost of such Membrane or product (which for Membranes purchased from the other party hereunder shall mean the price paid to the other party for such Membranes).

9.	WARRANTIES AND INDEMNIFICATION

9.1.	Each Supplying Party warrants to the corresponding Supplied Party that:

(i)	All Membranes supplied to the Supplied Party hereunder shall conform to the specifications for such Membranes as in effect as of the date of this Agreement and as provided to the Supplied Party, as such specifications may be amended as agreed by the parties;

(ii)	All Membranes supplied hereunder shall be free of defects in materials and workmanship; and

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

(iii)	It will abide by all applicable laws and regulations in manufacturing and supplying Membranes pursuant to this Agreement.

9.2.	In the event of a breach of the foregoing warranties, the Supplying Party’s sole obligation to the Supplied Party shall be to repair, replace or refund, at the Supplying Party’s option, any non-conforming Membranes.

9.3.	THE SUPPLYING PARTY MAKES NO OTHER WARRANTY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. FURTHERMORE, THE SUPPLYING PARTY SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR ANY OTHER INDIRECT DAMAGES RESULTING FROM ECONOMIC LOSS OR PROPERTY DAMAGE SUSTAINED BY THE SUPPLIED PARTY FROM THE USE OF THE SUPPLIED MEMBRANES.

9.4.	Each Supplying Party agrees to indemnify and hold the corresponding Supplied Party harmless from and against any claim or legal action by a third party against such Supplied Party (including reasonable attorneys’ fees associated therewith) based on damages incurred as a result of property damages, personal injury or death, to the proportionate extent arising from a breach of any of the above warranties of the Supplying Party or from the Supplying Party’s negligent action or omission.

9.5.	Without limiting any other rights or remedies that a Supplied Party may have, if such Supplied Party determines that delivered Membranes do not conform to the agreed specifications for such Membranes, then such Supplied Party may reject or withdraw its acceptance thereof and shall notify the Supplying Party in writing of such nonconformity or error within thirty (30) days from receipt of such Membranes by the Supplied Party. The Supplied Party may subject any Membrane to internal testing for purposes of determining conformity to specifications. The Supplying Party shall have fifteen (15) days after receipt of written notice of nonconformity or error to replace nonconforming Membranes at the expense of the Supplying Party. If so directed by the Supplying Party, the Supplied Party shall return nonconforming Membranes to the Supplying Party’s manufacturing facilities, at the Supplying Party’s expense and using such carrier and such delivery dates and terms as the Supplying Party shall reasonably specify.

9.6.	The parties agree to have their representatives meet at least once every three (3) months (unless otherwise agreed) to review compliance with the manufacturing, specifications, product quality, forecasting and delivery terms set forth in this Agreement, and to agree on any necessary corrective actions or modifications to the Supplement as then in effect.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

10.	MEMBRANE MODIFICATIONS; NEW MEMBRANES.

10.1.	Each Supplying Party agrees that it will not substantially change the Membranes that it will supply hereunder or their formulation, manufacturing or testing processes, process equipment, other aspects of form, fit or function, or production location, unless the Supplied Party approves such change in writing, which approval may require formal validation and qualification and possibly customer notification. The implementation of any such accepted changes shall be subject to the parties’ agreement on any change in price or other terms of supply as may be necessitated or requested by a party as a result of such change.

10.2.	If any new or improved UPE Membranes result from research and development work that may be conducted by either Millipore or Entegris during the Term of this Agreement, or are requested by Millipore to be added to the supply provisions hereof, and are agreed to by Entegris, and are technically feasible for Entegris to manufacture, it is intended that such UPE Membranes be added to this Agreement both in terms of Entegris’ supply to Millipore and Entegris’ manufacture of such UPE Membranes, and they shall be so added to this Agreement upon agreement by the parties as to specifications and pricing, which pricing shall be consistent in methodology with the pricing hereunder.

11.	ACCESS TO FACILITIES

At any time during the Term, upon reasonable advance notice by a Supplied Party, such Supplied Party’s authorized representatives and customers (subject to appropriate confidentiality obligations) shall be provided access to the facilities of the Supplying Party to audit or verify conformity with applicable laws and regulations and mutually agreed to quality standards. During the Facility Term of this Agreement, Millipore’s authorized representatives shall be provided access to the Premises for the purpose of auditing or troubleshooting (to be coordinated with Entegris) of technical problems with UPE Membranes or their manufacture. Also, Millipore and Entegris customers (subject to appropriate confidentiality obligations and on reasonable advance notice, and for the purposes indicated above) shall be provided reasonable access, respectively, to the Premises (during the Facility Term) and to the New Entegris Facility and to the areas of Millipore’s 80 Ashby Road facility where the Millipore Equipment is located and used (limited to the VMF4 Line after the Facility Term) up to the Term of this Agreement.

12.	INSURANCE RELATED TO MEMBRANES

Each Supplying Party agrees to procure and maintain, at all times during the Term, product liability insurance with respect to the Membranes supplied by it (Broad Form Vendor’s Endorsement) and contractual liability coverage, with the minimum limits of $5,000,000 (Five Million Dollars). Each Supplying Party shall, upon request by the Supplied Party, furnish to the Supplied Party a certificate of insurance evidencing the foregoing coverage and limits. The insurance provider shall not be changed without providing the Supplied Party with ten (10) days’ prior written notice.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

13.	CONFIDENTIALITY

13.1.	Confidential Information. For the purpose of this Agreement the term “Confidential Information” means Information which is not otherwise in the public domain and of which the owner actively undertakes to restrict or control the disclosure to persons or entities other than Millipore or Entegris or their Subsidiaries in a manner reasonably intended to maintain its confidentiality, and which: (i) the party owning or disclosing Confidential Information (“Disclosing Party”) disclosed to the non-owning party or recipient of the Confidential Information (“Receiving Party”) or the Receiving Party had access to on or before the Original Contract Date; (ii) is contained in or referred to by this Agreement or any exhibit or annex hereto and is known to or in the possession of the Receiving Party as of the Effective Date; or (iii) is disclosed to the Receiving Party pursuant to this Agreement during the Term (the “Disclosure Period”). Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, manufacturing processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities. Confidential Information of third parties that is known to, in the possession of or acquired by a Receiving Party pursuant to a relationship with the Disclosing Party shall be deemed to be the Disclosing Party’s Confidential Information for purposes of this Section 13.

13.1.1.	Highly Confidential Information means Confidential Information that is technical know-how and trade secrets relating to: (i) Information relating to manufacturing processes or procedures with respect to devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Effective Date; (ii) Information generated by research and development activities; (iii) chemical and other scientific formulae used for the manufacture or treatment of membranes or other separations media or of devices or other products that are commercially released or for which substantial steps have been taken towards commercialization as of the Effective Date; or (iv) any other Information which Millipore and Entegris agree is Highly Confidential hereunder.

13.1.2.

Exclusions from Confidential Information. Notwithstanding the foregoing provisions of this Section 13.1, Confidential Information shall exclude information that: (i) was in the Receiving Party’s possession before receipt from the Disclosing Party and obtained from a source other than the Disclosing Party and other than through the prior relationship of the Disclosing Party and the Receiving Party

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011 before the Original Contract Date; (ii) is or becomes a matter of public knowledge through no fault of the Receiving Party; (iii) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; (iv) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on such third party; (v) is independently developed by the Receiving Party; or (vi) is publicly disclosed by the Receiving Party with the Disclosing Party’s prior written approval.

13.2.	Confidentiality And Non-Use Obligations. During the Confidentiality Period (as defined in Section 13.3 below), the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as Receiving Party uses to protect its own confidential information of a like nature, (ii) not use such Confidential Information in violation of any use restriction herein, and (iii) not disclose such Confidential Information to any third party, except as expressly permitted under this Agreement or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

13.3.	Duration of Confidentiality Obligations. The confidentiality obligations provided for in this Section 13 shall continue in effect for the following periods (the “Confidentiality Period”): (i) with respect to Confidential Information that is not Highly Confidential Information, for a period of five (5) years following either (A) the Effective Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Effective Date or (B) the date of disclosure with respect to Confidential Information that was or will be disclosed by the Disclosing Party to the Receiving Party after the Effective Date but before the expiration of the Disclosure Period (as defined in Subsection 13.1 above); and (ii) with respect to Highly Confidential Information, in perpetuity. The obligations set forth in this Section 13 shall survive any termination of this Agreement.

13.4.	Compelled Disclosure. If the Receiving Party or any of its respective Subsidiaries believes that it (i) is legally obligated to disclose, or (ii) will be compelled by a court or other authority of competent jurisdiction to disclose, Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure and cooperate with the Disclosing Party in its attempts to oppose such disclosure. If the Receiving Party complies with the preceding sentence, it shall not be prohibited from complying with such requirement to disclose, but shall take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise to prevent unrestricted or public disclosure.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

13.5.	No Restriction on Disclosing Party. Nothing in this Section 13 shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way.

13.6.	Disclaimer of Warranties as to Confidential Information. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL CONFIDENTIAL INFORMATION IS PROVIDED ON AN “AS IS, WHERE IS” BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

14.	NO OTHER RIGHTS

Neither party shall have any rights hereunder to any patents or other intellectual property of the other party, except as specifically set forth herein. Without limiting the generality of the foregoing, neither party shall have any rights to use any trademarks of the other party for any purpose in connection with the Membranes to be manufactured or supplied hereunder.

15.	DISPUTE RESOLUTION

15.1.	Discussion of Parties. In the event of a dispute between the parties arising out of or related to this Agreement (the “Dispute”), a party seeking to resolve the Dispute shall give written notice to the other party, describing briefly the nature of the Dispute and its claim and identifying an individual with authority to settle the Dispute on its behalf. The party receiving such notice shall have five (5) business days within which to designate, in a written notice given to the initiating party, an individual with authority to settle the Dispute on its behalf. Neither of such authorized individuals shall have had direct substantive involvement in the matters involved in the Dispute. The authorized individuals shall make such investigation as they deem appropriate and thereafter promptly (but in no event later than thirty (30) days from the date of the initiating party’s notice) shall commence discussions concerning resolution of the Dispute.

15.2.

If the Dispute has not been resolved within thirty (30) days from the commencement of discussions, it shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by one (1) arbitrator in Boston, Massachusetts. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating its decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees,

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011 incurred in connection with the arbitration. The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

15.3.	Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 15 with respect to all matters not subject to such dispute, controversy or claim.

16.	GENERAL PROVISIONS

16.1.	Notices. Any notice or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed given if and when delivered by hand or sent by certified mail, return receipt requested, overnight courier, confirmed telecopy, or confirmed electronic mail transmission, addressed as follows:

If to Millipore:	Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attn: Vice President, Global Operations
Fax: (978) 715-1385

with a copy to:	Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attn: General Counsel
Fax: (978) 715-1382

If to Entegris:	Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Attn: Ex. VP & COO
Fax: (978) 436-6739

with a copy to:	Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Attn: General Counsel
Fax: (978) 436-6739

or to such electronic mail address as may be specified by an addressee party to the other party by one of the other means provided above, or to such other address, telecopy number or electronic mail address as may be specified by an addressee party to the other by one of the means provided above.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

16.2.	Force Majeure. The obligations of a party under this Agreement will be suspended to the extent that it is wholly or partially precluded from complying with its obligations under this Agreement by force majeure. Force majeure includes, but is not restricted to, fire, storm, flood, earthquake, explosion, accident, act of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, labor dispute, labor shortage, transportation embargo or failure or delay in transportation, act of God, act (including laws, regulations, disapprovals or failure to approve) of any government agency, whether national, municipal, or otherwise. During the existence of any such force majeure condition, the affected party shall nevertheless use its best efforts to remove the cause thereof.

16.3.	Entire Agreement; Old Agreement. This Agreement, including Exhibits A, B, and C and Annexes 1 and 2, attached hereto, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior negotiations and agreements or understandings and any contemporaneous oral agreements or understandings with respect to the subject matter hereof. Without limiting the generality of the foregoing, the Old Agreement shall be deemed replaced in its entirety by this Agreement as of the Effective Date, provided that the Old Agreement shall continue to apply to all activities or events that occurred prior to the Effective Date.

16.4.	Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 15 above.

16.5.	Counterparts. This Agreement and the Exhibits and Annexes hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

16.6.	Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Notwithstanding the foregoing, either party may assign this Agreement and all (but not less than all) of its rights and obligations hereunder to a purchaser or transferee of, or other successor to, substantially all of its business.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

16.7.	Severability. If any term or other provision of this Agreement or the Exhibits or Annexes attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

16.8.	Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits and Annexes attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

16.9.	Amendment. No change or amendment will be made to this Agreement or the Exhibits or Annexes attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

16.10.	Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

16.11.	Interpretation. The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not be conclusive as to the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Annex, such reference shall be to a Section, Exhibit or Annex of this Agreement unless otherwise indicated.

Fourth Amended and Restated Membrane Manufacture and Supply Agreement Between Millipore Corporation and Entegris, Inc. dated January 10, 2011

16.12.	Exhibits and Annexes. This Agreement includes the following Exhibits and Annexes, each of which constitutes an integral component part of this Agreement:

Exhibit A.	Membranes Covered by Agreement
Exhibit B	Lease Terms including Attachment A
Exhibit C	The Supplement
Annex 1	Machine Hourly Rates and Support Rates
Annex 2	Formula for Calculating Machine Usage Hours
Annex 3	Membrane Prices from New Entegris Facility

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

MILLIPORE CORPORATION		ENTEGRIS, INC.

By:	/s/ PETER C. KERSHAW.	By:	/S/ BERTRAND LOY.
Name:	Peter C. Kershaw	Name:	Bertrand Loy
Title:	Corporate Vice President, Global Operations	Title:	Executive Vice President and Chief Operating Officer

Exhibit A

Membranes Covered By Agreement

Membrane	Description	Note

Other Flat Sheet UPE Membranes
UPBP00000	1.0 um phobic, thick UPE
DOHP00000	0.65 um phobic, thick UPE
UPDP	0.65 um phobic, thick UPE	With Interleaf
UPHP00000	0.45 um phobic, thick UPE	With Interleaf
UPHP000HC	0.45 um phobic, thick UPE	With Interleaf
UPHP000NI	0.45 um phobic, thick UPE
UPGP00000	0.2 um phobic, thick UPE
UPGP000HC	0.2 um phobic, thick UPE	With Interleaf
UPVP00000	0.1 um phobic, thick UPE
UPVP00000HF	0.1 um phobic, thick UPE
UPZP00000	0.05 um phobic, thick UPE
UPZP000HC	0.05 um phobic, thick UPE	With Interleaf
GOHT	0.25 um phobic, thin UPE
TPGP00000	0.2 um phobic, thin UPE
VOHT	0.15 um phobic, thin UPE
TPVP00000	0.1 um phobic, thin UPE
ZOHT	0.05 um phobic, thin UPE
TPZP00000	0.05 um phobic, thin UPE
TPLP	0.04 um phobic, thin UPE
TPYP00000	0.03 um phobic, thin UPE
TPXP00000	0.02 um phobic, thin UPE
TPTP00000	0.01 um phobic, thin UPE

Treated Flat Sheet UPE Membranes
JOTD00000	0.25 um Charged, philic UPE
WOTD00000	0.15 um Charged, philic UPE
ZOTD00000	0.05 um Charged, philic UPE
WOTN00000	0.15 um Charged, neutral UPE
VOTN00000	0.10 um Charged, neutral UPE
ZOTN00000	0.05 um Charged, neutral UPE
LOTN00000	0.04 um Charged, neutral UPE
JETA00000	0.25 um anionic UPE
WETA00000	0.15 um anionic UPE
ZETA00000	0.05 um anionic UPE
LETA00000	0.04 um anionic UPE
ZOTAM0000	0.05 um PCM modified UPE
ZOTN00000	PCM modified UPE
YOTAM0000	0.02 um PCM modified UPE

EXHIBIT B

Lease Terms

1.	Millipore hereby leases to Entegris, and Entegris hereby leases from Millipore, the areas within Buildings “C”, “D” and “F” of Millipore’s facility at 80 Ashby Road, Bedford, MA, as more specifically described and shown in Attachment A to the terms set forth in this Exhibit B (collectively, the “Lease Terms”), as such areas may be added to, reduced or substituted for as provided in these Lease Terms (the “Premises”), including as specifically set forth in Section 3.3, solely for purposes of its manufacture of UPE Membranes, and PFA Hollow Fiber Membranes and warehousing of raw materials and components used in such manufacture, and for no other purposes except as Millipore may specifically authorize in its sole discretion.

2.	The Lease of the Premises shall commence as of the Effective Date and continue through the end of the Facility Term, or until such time as Entegris has removed all Entegris Equipment from the Premises in accordance with the terms of Section 4.6.1 of this Agreement. Subject to achievement of the required Safety Stock as set forth in the Agreement at section 5.7, Entegris shall have vacated the Premises by the end of the Facility Term.

3.	Entegris shall pay to Millipore rent/occupancy charges for the Premises (“Rent”) as follows:

3.1	From the Effective Date through December 31, 2009, Rent shall be $ 91.14 per square foot of the Premises. Rent shall be adjusted annually thereafter, on a square-footage basis, on January 1 of each year, beginning with 2010, as follows: (a) The utility portion of the Rent (which for calculation of the current Rent shall be 39.8% of the total Rent) will be adjusted by the same percentage as the then most recent August-to-following-August percentage change in the average actual cost per kilowatt hour paid by Millipore for the 80 Ashby Road, Bedford facility (e.g. for calendar year 2010, the percentage change in such average cost from August 2008 to August 2009); (b) the remainder of the Rent (which for calculation of the current Rent shall be 60.2% of the total Rent) will be adjusted by the same percentage change as the then most recent August-to-following-August percentage change in the Producer Price Index for the industry group – Pharmaceutical Preparation Manufacturing (series identification number PCU325412325412) (e.g. for calendar year 2010, the percentage change in such index from August 2008 to August 2009). Rent shall be payable by Entegris monthly on or before the fifth day of each month.

3.2	It is acknowledged and agreed that in the event that the square footage of the Premises is adjusted during the Facility Term as a result of a shift of production as provided in this Agreement or pursuant to Section 3.3, the corresponding Rent due to Millipore hereunder shall be adjusted accordingly.

3.3	The parties acknowledge that implementation of the Move will likely result in decreasing production by Entegris at the Premises during the Facility Term and therefore commensurate reductions in Entegris’ need for the full original Premises. Accordingly, at least ten (10) days prior to the end of any month during which Entegris believes it has vacated any portion of the Premises, Entegris will notify Millipore of such occurrence in writing, such notice to include with reasonable specificity the portion of the Premises vacated and the square footage proposed to be surrendered. Upon receipt of the notice, Millipore will promptly review in good faith with Entegris the vacated portion of the Premises to confirm that such space has been vacated and, to the extent applicable, complies with Section 7.6 with respect to the condition of the portion of vacated Premises. Upon the parties’ mutual agreement of the actual surrender and the square footage affected, the parties will agree on the revised square footage of the Premises and amend Attachment A to reflect such reduce square footage, to be effective for the ensuing month for purposes of calculating Rent pursuant to Sections 3.1 and 3.2 thereafter until any further reductions occur.

4.

At all times during the Facility Term, those employees or consultants of Entegris that are involved regularly or from time to time in the manufacture of UPE Membranes and reasonably need access to the Premises for such purposes, and that are not objectionable to Millipore in its sole reasonable discretion, (“Entegris Permitted Persons”) shall have access to the Premises for the purposes of manufacturing of UPE Membranes and Treated Other Entegris Membranes and warehousing of raw materials and components used in such manufacture, including reasonable ingress to and egress from the Premises through other parts of Millipore’s facility at 80 Ashby Road. Notwithstanding, to the extent that Millipore believes in its sole reasonable discretion that an individual or individuals are objectionable and hence prohibited from entering the Premises, it shall provide Entegris a written summary of the reasons for, and basis of, such belief within three (3) days of notifying Entegris of such a determination. Without limiting the generality of the foregoing, Millipore shall provide security badges to such Entegris Permitted Persons enabling their entry to the Premises. Entegris agrees to provide an initial list of proposed Entegris Permitted Persons to Millipore’s facilities personnel (as shall be identified to Entegris by Millipore) promptly after the execution of this Agreement, and to promptly update such list from time to time as necessary with any additions or deletions. In addition, Entegris Permitted Persons shall be, to the same extent, on the same terms, and subject to the same rules and restrictions, as provided to Millipore employees in general, (i) provided access to and use of restrooms, parking areas, driveways and footways, other common areas reasonably necessary to be used by such Entegris Permitted Persons, and conference rooms as reasonably necessary for meetings relating to UPE Membranes manufacture, and (ii) permitted reasonable use of mailroom services, telephone and voicemail systems, information services, fax, copy machines, cafeteria/refreshment services, and the like. Without limiting the generality of the parties’ respective obligations of confidentiality and non-use as described in this Agreement, Entegris hereby agrees that any Confidential Information of Millipore that the Entegris Permitted Persons gain access to as a result of their presence in Millipore’s facility shall be subject to strict obligations of confidentiality and non-use as provided in, and subject to the limitations and other provisions of, Section 13 of this Agreement.

5.	Millipore shall have the right, upon at least twenty-four (24) months written notice to Entegris, to relocate all or any portion of the Premises to any other location of comparable size and utility within its 80 Ashby Road facility. The parties shall cooperate in enabling any such relocation to occur in a coordinated manner so as to minimize interruption both to Entegris’ manufacturing activities hereunder and Millipore manufacturing and other activities at such facility. Millipore shall reimburse Entegris for all reasonable and substantiated costs incurred by Entegris in connection with any such relocation. The definition of the “Premises” shall be modified to include any such relocated space.

6.	Entegris shall comply with all federal, state or local statutes, ordinances, codes, rules, regulations, orders and decrees (“Laws”) applicable to the conduct of its business on the Premises. Entegris shall not cause or permit any hazardous substances to be transported to or from, brought upon, kept, stored or used in or about the Premises by, its agents, employees, contractors or invitees, except for such hazardous substances as are reasonably necessary in the performance of the activities permitted under this Agreement. Any hazardous substance permitted pursuant to the foregoing sentence and all containers therefore shall be used, kept, stored, transported and disposed of in a manner that strictly complies with all applicable Laws relating thereto as now or at any time hereafter during the Facility Term may be in effect. Except as may be otherwise agreed between the parties in writing, during the Facility Term responsibility for regulatory, health, safety and environmental compliance, as well as hazardous and solid waste disposal, generated by Entegris’ use of the Premises and Entegris’ manufacture of UPE Membranes and Treated Other Entegris Membranes shall be allocated in accordance with Section I.4 of the Supplement.

7.	Repairs and Alterations; Condition of Premises

7.1

Entegris agrees that it shall, throughout the Facility Term, maintain the Premises in good and operable repair and in such condition as may be required by any laws, ordinances, regulations or requirements of any public authorities having jurisdiction and shall not permit or allow to remain any waste or damage to any portion of the Premises, except as may be permitted herein, provided, however, that Millipore shall be responsible for maintaining, keeping in good repair and, if necessary, replacing the foundation, the exterior and interior walls, the roof, floors and ceilings, the heating, ventilating and air-conditioning system, all utility systems (including water, gas, electricity, drainage, and sewerage), conduits, fixtures and equipment, all meters and all other fixtures and equipment within or appurtenant to the Premises; provided, further, that Entegris shall promptly reimburse Millipore, as additional Rent, for the cost of any such maintenance, repair or replacement to the extent necessitated or occasioned by any omission, negligence, fault or act of Entegris, its partners, officers, employees, agents, independent contractors or invitees; provided, however, that any maintenance, repair or replacement necessitated by fire or other casualty shall be subject to the provisions of Section 10 below. Entegris’ maintenance of the Premises shall include, without limitation, cleaning the Premises regularly. If Entegris fails to perform such maintenance, within fifteen (15) days after written notice from Millipore (or as promptly as practicable if Entegris’ failure to make such repairs or replacements or perform such maintenance constitutes an emergency or poses a threat to persons or property), then Millipore may elect to make the same at Entegris’ cost (without creating any obligation on behalf of Millipore to do so). If Millipore fails to perform, or commence performance of, any maintenance, replacement or repair for which it is obligated under these Lease Terms within fifteen (15) days after written notice from Entegris (or as promptly as practicable if Millipore’s failure to make such repairs or replacements or perform such maintenance constitutes an emergency or poses a threat to persons or property), then Entegris may elect to make the same at Millipore’s cost (without creating any obligation on behalf of Entegris to do so).

7.2	Entegris agrees that it will not make any installations, alterations, additions or improvements to or upon the Premises (including without limitation the installation of signs) without the prior written consent of Millipore, which consent shall not be unreasonably withheld, conditioned or delayed if such installations, alterations, additions or improvements are reasonably consistent with the permitted use of the Premises hereunder; provided, however, that if any proposed installations, alterations, additions or improvements, in Millipore’s reasonable judgment, are either unlikely to be of use to Millipore after the termination of the Lease or are likely to be expensive or difficult to remove, then Millipore may require Entegris to remove such installations, alterations, additions or improvements at the expiration or earlier termination of the Facility Term. Upon completion of any installations, alterations, additions or improvements to the Premises, Entegris shall provide Millipore with a copy of any plans and specifications (or similar drawings) prepared for Entegris in connection therewith; if Entegris is required to submit plans and specifications which have been prepared by a licensed civil engineer or architect in order to obtain a building permit for any such installations, alterations, additions or improvements, then upon completion of such installations, alterations, additions or improvements, Entegris shall provide Millipore with a copy of the plans and specifications which have been stamped as appropriate by such licensed civil engineer or architect, as appropriate.

7.3

All work on or at the Premises for which Entegris is responsible or permitted to perform under these Lease Terms shall be performed at Entegris’s cost and only by contractors and subcontractors approved in writing by Millipore, which approval shall not be unreasonably withheld. Entegris shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Millipore as an additional insured against such risks, in such amounts and with such companies as Millipore may reasonably require. Entegris agrees that it will procure, at its sole cost and expense, all necessary permits before making any repairs, installations, alterations, additions, improvements or removals. Millipore agrees that it will reasonably cooperate with Entegris, at no out-of-pocket cost to Millipore in obtaining any permits, licenses or approvals related to the Premises. Entegris agrees (a) that all repairs, installations, alterations, improvements or removals done by or on behalf of Entegris (including without limitation the installation of signs) shall be done in a good and workmanlike manner in conformity with all applicable laws, ordinances and regulations of all public authorities (and Entegris shall be responsible for any additional installations or improvements required by any such laws, ordinances or regulations as a result of any repairs, installations, alterations, improvements or renewals done by or on behalf of Entegris) and all insurance inspection or rating bureaus having jurisdiction, (b) that the structure of the buildings in which the Premises are located or the operations in any other party in such buildings will not be endangered or impaired as a result of any such repairs, installations, alterations, improvements or removals done by or on behalf of Entegris, and (c) that Entegris will repair any and all damage caused by or resulting from any such repairs, installations, alterations, additions, improvements or removals, including, without limitation, the filling of holes. Entegris agrees to save Millipore harmless from, and indemnify Millipore against, any and all claims by third parties for injury, loss or damage to persons or property to the extent caused by or resulting from the doing of any such repairs, installations, alterations, improvements or removals by or on behalf of Entegris. Entegris agrees to pay promptly when due all charges for labor and materials in connection with any work done by Entegris or anyone claiming under Entegris upon the Premises so that the Premises and all such buildings shall at all times be free of liens in respect of such labor and materials. If such a lien is filed, then Entegris shall immediately, after Millipore has delivered written notice of the filing thereof to Entegris, either pay the amount of the lien or diligently contest such lien. If Entegris fails to timely take either such action, and after written notice to Entegris of its intention to do so, then Millipore may pay the amount of the lien, and any amounts so paid, including expenses and interest, shall be paid by Entegris to Millipore immediately after Millipore has invoiced Entegris therefor, and until paid, such amount shall be additional Rent.

7.4	Millipore may in its discretion and at its own cost, but shall not be obligated to, make repairs, installations, alterations, additions or improvements to the Premises at any time during the Facility Term as it determines necessary or appropriate, provided that no such work will be done if it will materially adversely impact Entegris’ use of the Premises, unless Millipore will have previously made accommodations to eliminate or minimize such adverse impact and reasonable advance written notice has been given to Entegris.

7.5	Entegris acknowledges that the Premises are being leased in their “AS IS” condition as of the Effective Date and that no warranties or representations, express, implied or statutory, have been made by Millipore or any agent, employee or representative of Millipore to Entegris, as to condition (environmental or otherwise), compliance with law, or fitness or suitability for any purpose other than as hereinafter set forth, all of which are expressly disclaimed. Millipore agrees that if at any time during the Facility Term the Premises are altered by an act or omission of Millipore (other than as specifically permitted in Section 5 of these Lease Terms) such that Entegris is not reasonably able to conduct such manufacturing and warehouse operations in substantially the manner in which it had been conducting such operations prior to the Effective Date, that circumstance shall constitute a material breach by Millipore of its obligations under this Agreement and that Entegris may then terminate this Agreement upon written notice to Millipore. Entegris acknowledges that except as set forth herein, Entegris has not been induced or persuaded by, nor has Entegris relied upon, any statement, promise or representation made by Millipore or any agent, employee or representative of Millipore, orally or in writing, as an inducement to entering into this Agreement including, without limitation, those relating to land use, zoning, hazardous or toxic wastes or other environmental matters.

7.6	At the expiration or earlier termination of the Facility Term Entegris shall surrender all keys to the Premises, remove all its furnishings, fixtures, equipment (including the Entegris Equipment, subject to any provisions in this Agreement to the contrary) and other personal property now or hereafter located in the Premises, purchased or leased by Entegris with its own funds, which are not affixed to the buildings in which the Premises are located. Entegris may also so remove any furnishings, fixtures, equipment which are affixed to buildings in which the Premises are located if Millipore has agreed to such removal in writing. Entegris shall repair all damage caused by any such removal, and yield up the Premises broom-clean and in the same good order and repair in which Entegris is obliged to keep and maintain the Premises by the provisions of these Lease Terms. Any property not so removed shall be deemed abandoned and may be retained by Millipore or may be removed and disposed of by Millipore in such manner as Millipore shall determine and Entegris shall pay Millipore the directly related and reasonable cost and expense incurred by Millipore in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises.

8.	Indemnity

8.1

Entegris agrees that during the Facility Term and for such further time as Entegris shall occupy or hold the Premises or any part thereof, Millipore shall not be liable to Entegris and Entegris shall defend (with counsel reasonably acceptable to Millipore), indemnify, and hold Millipore, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, to the extent arising from (a) any act, omission, fault or negligence of Entegris, its officers, directors, agents, employees, independent contractors, licensees, or invitees, and relating to the presence of any of the foregoing persons or of Entegris’ operations on the Premises or anywhere at the 80 Ashby Road facility.

8.2	Millipore agrees that during the Facility Term and for such further time as Entegris shall occupy or hold the Premises or any part thereof pursuant to a reasonable claim of right, Entegris shall not be liable to Millipore and Millipore shall defend (with counsel reasonably acceptable to Entegris), indemnify, and hold Entegris, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, to the extent arising from any act, omission, fault or negligence of Millipore, its officers, directors, agents, employees, independent contractors, licensees, or invitees and relating to the presence of any of the foregoing persons on the Premises or relating to Millipore’s operations on the Premises or anywhere at the 80 Ashby Road facility.

8.3	Each of Millipore and Entegris hereby releases and waives any claim it might have against the other for any loss or damage caused by theft, destruction, fire or any other casualty, regardless of whether such loss or damage shall be brought about by the fault or negligence of the other party or its agents, to the extent the same (a) is insured against under any insurance policy that covers the Premises or the buildings in which the Premises are located, Millipore’s or Entegris’ fixtures, personal property, leasehold improvements or business, or (b) is required to be insured against under the terms hereof, it being understood and agreed that the waiving party reserves any rights with respect to any excess loss or injury over the amount recovered on account of such insurance. Each of Millipore and Entegris agrees to cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

8.4	In addition to its obligations under Section 8.2, Millipore agrees that Entegris shall not be liable to Millipore and Millipore shall defend (with counsel reasonably acceptable to Entegris), indemnify, and hold Entegris, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, arising from any release of hazardous waste by Millipore or its employees or agents in the Premises, only to the extent not caused by Entegris or its employees or agents.

8.5	In addition to its obligations under Section 8.1, Entegris agrees that Millipore shall not be liable to Entegris and Entegris shall defend (with counsel reasonably acceptable to Millipore), indemnify, and hold Millipore, its officers, directors, agents, employees, independent contractors, and invitees harmless from and against any and all liability for all injuries, losses, accidents or damage to any person or property, and from all claims, actions, proceedings and costs in connection therewith, including reasonable counsel fees, arising from any release of hazardous waste by Entegris or its employees or agents in the Premises, only to the extent not caused by Millipore or its employees or agents.

9.	Insurance

9.1	During the Facility Term, Millipore shall maintain all risk property insurance in an amount at least equal to the replacement cost of (a) the buildings in which the Premises are located and (b) Millipore property and equipment inside those buildings (excluding Entegris’ personal property and any alterations, installations, additions or improvements made to such buildings by Entegris). Such insurance may be maintained under a blanket policy covering the Premises and other real estate of Millipore or its affiliated business organizations. The policies of such insurance may be payable in case of loss to the holders of any mortgages upon such buildings or the 80 Ashby Road facility as their interests may appear. Entegris shall be named as an additional insured on such Millipore property insurance, as its interests may appear. Certificates of insurance evidencing all such coverages and Entegris additional insured status for the foregoing shall be supplied to Entegris promptly upon execution of this Agreement and as such policy(ies) renew or are changed.

9.2	During the Facility Term, Entegris will maintain at its own expense comprehensive general liability insurance, including umbrella coverage, with respect to the Entegris Equipment and its operations on the Premises, naming Millipore as additional insured, in amounts which shall, as of the Effective Date, be not less than Five Million Dollars ($5,000,000.00) with respect to injuries to any one person and not less than Five Million Dollars ($5,000,000.00) with respect to injuries suffered in any one accident, and not less than Five Million Dollars ($5,000,000.00) with respect to property damage liability. From time to time during the Facility Term, Millipore shall have the right in its reasonable discretion to require that the limits of such insurance coverage be increased, provided however, that such increases shall be in accordance with limits that are customarily carried in the metropolitan Boston area on property similar to the Premises used for similar purposes.

9.3

During the Facility Term, Entegris shall maintain workers compensation insurance covering all of Entegris’ employees in such coverage amounts as required by law and employer’s liability insurance in an amount of at least Five Hundred Thousand Dollars ($500,000.00). During the Facility Term, Entegris shall maintain all risk property insurance in an amount at least equal to the replacement cost of Entegris’ personal property on the Premises and any other alterations, installations, additions or improvements made to the Premises by Entegris. Said replacement cost for Entegris property shall be clearly delineated and summarized promptly upon execution of this Agreement, at each renewal/change of said Entegris property policies, or at any other point of significant change in magnitude of Entegris properties on Millipore Premises. During the Facility Term Entegris shall maintain comprehensive automobile liability insurance in an amount of at least Five Hundred Thousand Dollars ($500,000.00) per person and per accident for bodily injury, and of at least One Hundred Thousand Dollars ($100,000) per accident for property damage. Millipore shall be named as an additional insured on the foregoing Entegris employer’s liability, property, and automobile liability insurances, as its interests may appear. Certificates of insurance evidencing all such coverages and Millipore additional insured status for the foregoing and for comprehensive general liability and umbrella liability coverages shall be supplied to Millipore promptly upon execution of this Agreement and as any policies renew or are changed.

9.4	All policies of insurance obtained by Entegris pursuant to the terms of this Lease shall be issued by insurance companies reasonably acceptable to Millipore and authorized to do business in the Commonwealth of Massachusetts. All such policies shall provide for no less than thirty (30) days prior notice to Millipore and any mortgagee of the Premises of their commencement or cancellation. Within ten (10) days after execution of this Agreement, Entegris shall deliver to Millipore certificates thereof. Entegris shall also deliver to Millipore each renewal certificate thereof as soon as is reasonably practicable after receiving request therefore by any mortgage lender of Millipore and at least fifteen (15) days prior to the expiration of the policy it renews. If Entegris fails to obtain and maintain any insurance policies required to be obtained and maintained by Entegris pursuant to Section 9.2 or 9.3 of these Lease Terms, then, after written notice to Entegris of its intention to do so and notification from Entegris of its unwillingness or inability to acquire such insurance coverages, Millipore may obtain and maintain such insurance policies (without creating any obligation on behalf of Millipore to do so), and Entegris shall pay to Millipore the cost thereof within ten (10) days after Millipore has invoiced Entegris therefor, and until paid, such amount shall be additional Rent.

10.	Casualty or Taking

10.1	In the event that the Premises, or more than 25% thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, and the same cannot, in Millipore’s reasonable judgment, be restored within 180 days from such taking or casualty, or if in Entegris’ reasonable judgment, such circumstance would prevent it from continuing the conduct of its manufacturing operations at the Premises substantially in the manner contemplated under this Agreement, then this Agreement may be terminated at the election of either Millipore or Entegris. Such election shall be made by either party, by the giving of notice to the other party within thirty (30) days following such taking or casualty.

10.2	If neither Millipore nor Entegris exercises said election, this Agreement shall continue in force and a just proportion of the Rent reserved, as mutually agreed between the parties, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Millipore in proper condition for use and otherwise restored to its former condition or the substantial equivalent, which Millipore covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Millipore in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. If the Premises are not so restored to its former condition or the substantial equivalent within one-hundred eighty (180) days from such taking or casualty described at Section 10.1 above, this Agreement may be terminated by Entegris upon thirty (30) days prior written notice to Millipore but only if such restoration is not completed prior to the expiration of the 30 day notice period.

11.	Defaults and Remedies

11.1	Events of Default. If Entegris shall default in the performance of any of its obligations to pay the Rent hereunder and if such default shall continue for thirty (30) days after written notice from Millipore designating such default, or if within thirty (30) days after written notice from Millipore to Entegris specifying any other default or defaults and Entegris has not then commenced diligently to correct the default or defaults so specified, then, and in either of such events, Millipore and the agents and servants of Millipore lawfully may, (in addition to and not in derogation of any remedies for any preceding breach of covenant), immediately or at any time thereafter and after demand and notice and without process of law enter into and upon the Premises or any part thereof or mail a notice of termination addressed to Entegris, and repossess the same as Millipore’s former estate and expel Entegris and those claiming through or under Entegris and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Agreement shall terminate, and Millipore, with notice to Entegris, may store Entegris’s effects, and those of any person claiming through or under Entegris at the expense and risk of Entegris.

11.2

Millipore may, but shall not be obligated to, cure, at any time, following the expiration of the applicable cure period as set forth in Section 11.1 except in cases of emergency when no notice shall be required, any material default by Entegris under these Lease Terms; and whenever Millipore so elects, all direct and reasonable costs and expenses incurred by Millipore, including reasonable attorneys’ fees, in curing a material default shall be paid by Entegris to Millipore on demand.

12.	At all times during the Facility Term, Millipore reserves the right for its employees or contractors to enter the Premises as it determines necessary or desirable, for purposes of (i) ensuring compliance with this Agreement, (ii) health, safety and environmental compliance, (iii) maintenance or repair as required or permitted under this Agreement, or (iii) other reasonable purposes relating to the Premises or to any areas of its 80 Ashby Road facility other than the Premises, provided in each case that such entry into the Premises does not unreasonably interfere with Entegris’ use of the Premises. Millipore shall provide advance notice of such entry to Entegris where reasonably practicable.

13.	Entegris shall not, without Millipore’s prior written consent, (a) assign, transfer, or encumber this Agreement or any interest therein, whether directly or by operation of law, (b) sublet any portion of the Premises; (c) grant any license, concession or other right of occupancy or any portion of the Premises; or (d) permit the use of the Premises by any parties other than Entegris. The foregoing provisions shall not apply to either (x) transactions with an entity into which Entegris is merged or consolidated or to which all or substantially all of its assets are transferred, or (y) transactions with any entity which controls Entegris or is controlled by Entegris or is under common control with Entegris.

14.	Subject to the provisions of these Lease Terms, including but not limited to Section 5 hereof, Millipore covenants and warrants that upon performance by Entegris of its obligations under these Lease Terms, Millipore will keep and maintain Entegris in exclusive, quiet, peaceable, and uninterrupted possession of the Premises during the Facility Term.

15.	Millipore shall at all times comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Premises.

16.

Any obligation of either party to indemnify the other party pursuant to these Lease Terms or this Agreement shall be barred or limited to the extent that failure of the Indemnified Party to give prompt notice to the Indemnifying Party of a claim giving rise to such indemnification obligation, or failure of the Indemnified Party to provide the Indemnifying Party with all reasonably necessary assistance and cooperation in connection therewith, prejudices the position of the Indemnifying Party in providing such indemnity hereunder. The Indemnifying Party shall have sole control of the defense with respect to any such claim (including settlement thereof). The Indemnifying Party shall keep the Indemnified Party informed at all times as to the status of the matter and the Indemnifying Party’s efforts in connection therewith. The Indemnifying Party shall not settle any such claim whereby the settlement imposes upon the

Indemnified Party an obligation to take some action or refrain from doing so, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

17.	Neither party shall unreasonably withhold or delay its consent with respect to any matter for which such party’s consent is required or desirable under these Lease Terms or this Agreement.

Attachment A

BEDFORD MEMBRANE MFG.

Entegris Space Occupancy	=	6183 Sq. Ft.

Type:	Location	Sq. Ft.	Comments

Manufacturing:

Extrusion	D-101	1596

	D-102	204

	D-104	173

HF Annealing	F-105	985

Extraction	C-103	720

	F-106	323

MFG Support	F-131	128

Ovens	F-115*	1030

	Total Mfg. (Sq. Ft.) = 5159

Warehouse:

Incoming	D-108	240	15 Pallets Spaces allowance

Raw Materials	D-108	464	29 Pallet Spaces allowance

Finished Goods	D-108	128	8 Pallet Spaces (safety stock +20%)

WIP Staging	C-101	128	8 Pallet Spaces allowance

Flammable Storage	D-183/184	0	Nothing stored in Flammable storage area
	Total Whse. (Sq. Ft.) = 960

Offices:

Bldg. F (2)	64		4 cubicles

*	The parties acknowledge that the square footage for location F-115 is not precise and that certain hallway space used by Entegris may not be accounted for in this table, but for purposes of this Attachment the total square footage is a fair and accurate representation of the occupied space.

Typical Raw Mat. Storage

DOP	3
Mineral Oil	2
PE	2
Base-30	12
Blue Patapar	1
Genesolve	3
Vertrel	3
Cores	1
Cartons/Boxes	2

29

[ATTACH DRAWINGS OF PREMISES FROM OLD AGREEMENT]

FILM 1 Annealing Line

[N x (L + P)] x 1.05 / S / 60 = Hours Per Job

where	N	=	Number of rolls in the job
	L	=	Target length of end roll in feet
	P	=	Extra material run to get L in feet
	1.05	=	Set-up time factor
	S	=	Machine speed in feet per minute
	60	=	Conversion from minutes to hours

EXHIBIT C

The Supplement

ARTICLE I – MEMBRANE MANUFACTURING OPERATIONS

I.1. Film 1 Manufacturing Operations

I.1.1. Millipore retains ownership of the Millipore Equipment including the related processes (financially and operationally). Entegris retains ownership of the Entegris Equipment including the related processes (financially and operationally).

I.1.2. The Film 1 Annealing Line manufacturing process will be staffed by regular Millipore employees when possible and supervised / managed by Millipore. Only regular Millipore employees certified on Film I operations will be rotated into Film I manufacturing operations. Exceptions may include new or contract employees under supervision of an employee certified for Film 1 operation.

I.1.3. Entegris is responsible for technical direction as to all process operating conditions (a la Millipore Product Owner model) for UPE Film 1 manufacturing activities.

I.1.4. Entegris is responsible for UPE process development.

I.1.5. Entegris is responsible for documentation and training for changes to the job content for UPE processing on Film I.

I.1.6. Millipore is responsible for maintaining and repairing Film 1 manufacturing equipment to be in good and efficient working order.

I.1.7. Millipore proposed modifications for non-Entegris UPE membranes that could influence UPE running on Film I process will be subject to mutual agreement.

I.1.8. Priorities during the time when UPE is running on the Film 1 Annealing Line shall be established by Entegris, subject to Millipore’s recommendations for run priorities for non-Entegris UPE Membranes.

I.1.9. Millipore will give Entegris advance notice of the schedule for pending runs of non-Entegris UPE membranes on Film 1 Annealing Line. This notice would consist of a quarterly schedule with monthly updates.

I.1.10. All of the foregoing obligations of both parties under this Section I.1 shall expire on the earlier of (i) the expiration of the Facility Term, or (ii) the date Entegris is no longer operating its Film 1 Annealing Line at the Premises.

I.2. VMF 4 Manufacturing Operations

I.2.1. Entegris will submit its estimated VMF 4 total quarterly requirements prior to the beginning of each quarter including both Entegris production requirements and R&D requirements.

I.2.2. These requirements will be translated by Millipore into an adequate number of production days to meet the quarter’s estimated requirements. These days will be identified in a quarterly schedule by Millipore which shall be routinely available to Entegris. Schedule changes during the quarter will be reflected in an update to the quarterly schedule and communicated to Entegris in a timely fashion.

I.2.3. Entegris shall have control of the detailed schedule for operations during these Entegris dedicated days and will, in-turn, provide Millipore with the detailed schedule for the Entegris dedicated days at least one week in advance.

I.2.4 In the event of a high priority urgent need combined with no Entegris time scheduled within an upcoming two week window, Entegris shall be entitled to a 24 hour emergency run on the VMF 4 equipment within the following week. This right is intended only in case of emergency and it is anticipated that this set of circumstances would only come up during times of low Entegris volume on VMF 4.

I.2.5. Entegris shall be entitled to propose corrections to the dedicated operating schedule for the quarter to Millipore; subject to mutual agreement, the schedule of Entegris dedicated days will be revised accordingly for the remainder of the quarter.

I.2.6. Detailed plans for periods of Entegris R&D VMF 4 operations will be submitted in advance to Millipore. Where proposed R&D operations involve extensions of existing chemistries on UPE substrates, this pre-notification would need to be at least one week in advance and will be subject to Millipore’s approval. Where proposed R&D operations involve new chemistries or new substrates, Entegris shall advise Millipore of that fact and shall submit any details that Millipore reasonably requests and will be subject to Millipore’s approval within one month following the submission. In the event that Millipore does not give its approval, it shall advise Entegris as to the reasons why the proposal was not acceptable in reasonable detail and shall consult with Entegris as to alternatives that might be acceptable.

I.2.7. Millipore will continue to be responsible for planning, procurement and performance of incoming QC of all standard chemicals in support of the Entegris dedicated VMF 4 operating schedule for each quarter. Any non-standard chemicals required for Entegris R&D operations will be provided by Entegris R&D.

I.2.8. Entegris documentation shall govern production of all Entegris RTM’d products. With consultation support from Millipore as may be required, Entegris shall also be responsible for the upgrade and updating of all Entegris documentation and for notification and training of the Millipore Supervisor and Product Owner as designated by Millipore.

I.2.9. VMF 4 operations shall be staffed by regular Millipore employees where possible and supervised /managed by qualified Millipore personnel. VMF 4 operations will always be staffed by at least one employee certified in the operation of VMF 4.

I.2.10. Entegris shall be responsible for UPE process development with respect to hydrophilic membranes.

I.2.11. Millipore shall be responsible for maintaining and repairing all VMF 4 equipment in good and efficient working order.

I.2.12. Millipore shall be responsible for supervision, technical direction and support during the running of standard Entegris production materials and this routine supervision and support, as well as all other services provided pursuant to this Agreement in connection with Membrane manufacture, is included within the rate structure specified in Section 7.1 of the Agreement. To the extent Millipore provides extraordinary services to Entegris, such services will be charged in accordance with the rate structure specified in Section 7.3 of the Agreement.

I.2.13. Identified Entegris contact(s) must be available 24 hours per day for technical consultation.

I.2.14. Millipore shall have approval authority with respect to any Entegris proposed modifications to VMF 4 equipment for UPE membrane processing. Millipore agrees that proposed modifications to the VMF 4 equipment for non-Entegris UPE membrane processing that could influence the processing of UPE membranes on the VMF 4 equipment shall be reviewed with Entegris and shall be subject to mutual agreement.

I.2.15. Entegris may shift production of its membranes to its own hydrophilization machine (to be located at a Entegris location). Any such shifting of production shall not result in a termination of the Agreement, which may be only be terminated in accordance with its terms.

I.3. Minimum Lot Size and Minimum Scrap levels for VMF 4 and Film I Production

I.3.1. Intentionally omitted.

I.3.2. Entegris shall not be responsible for time & materials for unsuccessful VMF 4 campaigns > 3 rolls in duration where phobic membrane is determined not to be the cause, unless Entegris authorizes extending the run beyond three rolls – in which case Entegris will document that authorization in the form of an email or letter.

I.3.3. Entegris shall not be responsible for the cost of time and materials incurred in unsuccessful VMF 4 process runs where it is demonstrated that Millipore failed to adhere to the process documentation and to Entegris’s technical directions.

I.3.4. Entegris shall not be responsible for the cost of time and materials incurred in unsuccessful Film 1 process runs where it is demonstrated that Millipore failed to adhere to the process documentation and to Entegris’s technical directions.

I.4. Revised Responsibilities for Regulatory & HSE Compliance

I.4.1 Responsibilities.

Current responsibilities shall be revised to reflect current operating procedures, including: Entegris has assumed full responsibility for waste disposal in connection with waste generated by the Entegris Equipment. Millipore continues to provide spill control support to ensure prompt response to any emergency situation, however, Entegris is responsible for any follow-up actions that are required as a result of any emergency situation. VMF 4 waste treatment costs continue to be included in VMF 4 rates.

Entegris is solely responsible for the generation, control, compliance and reporting of chemical emissions resulting from its dedicated operations located at the Millipore Bedford site. Millipore is responsible for the generation, control, compliance and reporting of chemical emissions from its operations. Where Entegris products are processed on Millipore Equipment, Entegris and Millipore will work together to ensure compliance with federal, state and local regulations, and conformance with EHS self certifications programs similar to ISO 14001. Furthermore, as dedicated Entegris-owned operations may have a potential impact on the surrounding community, Entegris agrees to continue to make reasonable commercial attempts to lessen the environmental impact of its operations at the Bedford site and to notify Millipore of any chemical spills, notices of non-compliance or inspections.

I.4.2 Incident Response.

Entegris shall notify Millipore of all spills or releases greater than the Reportable Quantity, as defined by the State of Massachusetts and Town of Bedford, whichever is less. Entegris is responsible for timely notification and applicable follow up of regulatory agencies, as required by law or best practice. For any spill or release, Entegris shall ensure a clean up scheme that follows all of the requirements set forth in OSHA 29 CFR 1910.120 - Hazardous Waste Operation and Emergency Response, and the Massachusetts Contingency Plan, 310 CMR 40. In the event of a spill or release from an Entegris process requiring a clean up, Millipore shall provide Entegris with clean-up services using Millipore Corporation’s Emergency Response Team. In the event of a spill or release from an Entegris process requiring a clean up using Millipore’s Emergency Response Team, Millipore will conduct any cleanup services with the same degree of care it would use to respond to a spill or release from a Millipore process and shall be compensated by Entegris at the rates set forth on Annex I, subject to adjustments pursuant to Section 7.3; provided, that Entegris will compensate Millipore for at least 4 hours in the event of any such incident.

Entegris shall also compensate Millipore for all reasonable and customary costs associated with engaging professional consulting services, as deemed appropriate by Millipore’s corporate EHS department and approved by Entegris’ corporate EHS department (such approval not to be unreasonably withheld or delayed, provided that if Millipore reasonably deems the need for such consulting services urgent, such as an emergency response, and cannot reach an Entegris representative in a timely manner after diligent efforts to obtain Entegris’ approval, Millipore may proceed on a limited basis to address such urgent situation without Entegris’ prior approval but shall notify Entegris promptly) as a result of the aforementioned spills or releases. Entegris shall also reimburse Millipore for all supplies consumed during the response event. Entegris shall be responsible for appropriate disposal of wastes associated with any clean-up.

Entegris may also contract with a third party that meets the requirements of OSHA 29 CFR 1910.120 - Hazardous Waste Operation and Emergency Response in lieu of using Millipore’s Emergency Response Team.

I.4.3 Equipment Operability and Risk Mitigation.

Entegris shall perform an initial process hazard analysis (hazard evaluation), and proactively manage any subsequent changes, on any process or equipment (“Processes”) proposed for installation or use on Millipore managed property. The process hazard analysis shall be completed with current process safety information and be reasonable with respect to the complexity of the Processes and shall identify, evaluate, and mitigate hazards involved in the Processes. Entegris shall conduct and implement the process hazard analysis and a management of change procedure in a manner consistent with OSHA 29 CFR 1910.119 - Process Safety Management and in conjunction and consultation with Millipore’s EHS staff. Entegris shall implement all reasonable corrective actions or improvements identified by the process hazard analysis in a timely manner and at its sole expense, in all cases in accordance with applicable regulatory and reasonable Millipore requirements, unless such corrective actions are facility related, in which case such actions will be at the expense of Millipore to the extent not caused by Entegris. Copies of the process hazard analysis, corrective actions and implementation schedules shall be provided to Millipore promptly upon availability. Furthermore, all applicable process safety information will be updated with any change to the process not considered a replacement in kind.

I.5. Entegris Option to Assume Supply Chain Responsibilities

I.5.1. During the Facility Term, upon six months prior notice to Millipore, Entegris shall have the option to assume responsibility for planning and procurement for all raw materials used in the manufacture of UPE Membranes and Treated Other Entegris Membranes. If Entegris assumes this responsibility, Entegris shall be accountable for un-utilized machine time occurring as a result of raw material availability if Millipore cannot utilize that machine time for any alternative membranes. After the Facility Term, Entegris will have all, and Millipore will have no, responsibility for planning and procurement of any raw materials (other than with respect to VMF4) unless the parties otherwise agree in writing.

I.5.2. Notwithstanding the exercise by Entegris of the option in I.5.1, Entegris shall continue to be entitled to contract with Millipore for incoming quality control services.

I.6. Resolution of Technical Issues.

I.6.1. In the event of chronic low yielding runs, Entegris can issue a corrective action request. This request would result in a inter-company meeting(s) to develop a mutually agreed upon corrective action plan within two weeks of the issuance of the request.

I.6.2. Millipore will support this activity with at least one mutually agreed upon representative (usually the Production Supervisor and / or the Millipore Product Owner).

I.6.3. In the event that this vehicle is unsuccessful in resolving the issue, the corrective action team will be supported by additional mutually agreed upon representatives with special expertise from both/either Millipore and Entegris. The cost of Millipore support for this “above and beyond” technical support will be at the technical support rate established in accordance with Section 7.3 of the Agreement.